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                                                                    EXHIBIT 12.1

                          TENET HALTHCARE CORPORATION

                          STATEMENT RE: COMPUTATION OF

                       RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN MILLIONS)

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
                                                                                                                         FOR THE
                                                                                                                         QUARTER
                                                                                                                        ENDED AUG.
                                                                                         FOR THE YEAR ENDED MAY 31,        31,
                                                                                      --------------------------------  ----------
                                                                                      1994  1995   1996   1997   1998   1997  1996
                                                                                      ----  ----  ------  ----  ------  ----  ----
Income from continuing operations before income taxes...............................  $314  $417  $  881  $(21) $  647  $193  $222
Less: Equity in earnings of unconsolidated affiliates...............................    27    43      25     1       5     1   --
Add:
  Cash dividends received from unconsolidated affiliates............................     3     8       6     5       4     1     2
  Portion of rents representative of interest.......................................    41    53      76    79      89    22    22
  Interest, net of capitalized portion..............................................   157   251     425   417     464   112   119
  Amortization of previously capitalized interest...................................     4     4       4     4       5     1     1
                                                                                      ----  ----  ------  ----  ------  ----  ----
Income, as adjusted.................................................................   492   690   1,367   483   1,204   328   366
                                                                                      ----  ----  ------  ----  ------  ----  ----
                                                                                      ----  ----  ------  ----  ------  ----  ----
Fixed charges:
Interest, net of capitalized portion................................................   157   251     425   417     464   112   119
Capitalized interest................................................................     5     8      11    12      16     3     5
Portion of rents representative of interest.........................................    41    53      76    79      89    22    22
                                                                                      ----  ----  ------  ----  ------  ----  ----
Total fixed charges.................................................................  $203  $312  $  512  $508  $  569  $137  $146
                                                                                      ----  ----  ------  ----  ------  ----  ----
                                                                                      ----  ----  ------  ----  ------  ----  ----
Ratio of earnings to fixed charges:.................................................   2.4x  2.2x    2.7x  1.0x    2.1x  2.4x  2.5x
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